Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Equity Incentive Plan, the 2000 Employee Stock Purchase Plan, the 2000 Non-Employee Directors’ Stock Option Plan of Telik, Inc. of our reports dated March 1, 2006, with respect to the financial statements of Telik, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Telik, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Telik, Inc., filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Palo Alto, California

June 28, 2006